UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2007

ANAVEX LIFE SCIENCES CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-122005

(Commission File Number)

N/A

(IRS Employer Identification No.)

101-4837 Canyon Ridge Crescent, Kelowna B.C., V1W 4A1

(Address of principal executive offices and Zip Code)

(250) 764-9701

Registrant’s telephone number, including area code

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to, the following: statements relating to our ability to raise sufficient capital to finance our planned operations, our ability to develop viable potential drug compounds, our ability to obtain positive preclinical trial results, successful clinical trials of our potential drug compounds, our ability to receive necessary marketing clearance approvals from the FDA or other regulatory bodies, our ability to successfully commercialize our potential drug compounds, market acceptance of our potential drug compounds, our ability to successfully compete in the marketplace, our ability to enter into agreements with the necessary researchers, our ability to establish collaborative research programs

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with other parties including university laboratories, our ability to secure additional complementary technologies and licenses, our ability to license our technology to other parties and estimates of our cash expenditures for the next 12 to 24 months. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on page6, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us” and “our company” refer to Anavex Life Sciences Corp. We have no subsidiaries.

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 31, 2007, we entered into and completed an agreement for the acquisition of three patents and one patent application from the inventor and former owner, Dr. Alexandre Vamvakides.

Pursuant to the agreement, we acquired all rights to three patents and one patent agreement as well as all inventions described in those patents and 8 compounds that are in the pre-clinical stage and which are derivatives of the patents and patent application that we acquired.

In consideration for the rights to the patents and the patent application, we agreed to invest at least $200,000 every fiscal year into scientific research into the development of the patents, patent applications and compounds or other inventions derived they lead to. Furthermore, we agreed to hire the inventor, Dr. Vamvakides, on a full-time basis as a consultant and our Chief Scientific Officer to carry out our research and development program. His obligations are to conduct, overview and coordinate all technical and scientific work on the patents and patent application. For this work, Dr. Vamvakides, will receive $6,000 per month from us. We also will pay Dr. Vamvakides 6% of any net income we earn from the exploitation of the patents and patent application. Further, we have agreed to pay Dr. Vamvakides a one-time payment of $72,000 by December 31, 2007.

According to the agreement, all improvements and products from the patents and patent application resulting from the research and development will belong to us.

The patents and patent application are registered in the Greek National Office of Industrial Property. The patent application was made on January 17, 2007. The written descriptions of the patents and the patent application are attached as exhibits to this form.

We have discontinued our previous business of providing on-line photofinishing services and have decided to engage in the research and development, through our patents and the patent application and possibly further intellectual property that we acquire or develop, of novel drug targets for the treatment of cancer and diseases of the central nervous system. Accordingly, we include in this current report on Form 8-K information on our new business.

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TABLE OF CONTENTS

Page

SUMMARY	4
RISK FACTORS	4
Risks Related to the Business of Anavex Life Sciences Corp.	4
Risks Related to Our Common Stock	11
DESCRIPTION OF OUR BUSINESS	12
Corporate Overview and History	12
Our Current Business	13
The Market	13
Diseases of the Central Nervous System	13
Government Regulations of the Biotechnology Industry	16
Intellectual Property	18
Employees	19
LEGAL PROCEEDINGS	19
PLAN OF OPERATIONS	20
Overview	20
Capital Resource Requirements	20
Contractual Obligations with Dr. Vamvakides	21
Off-Balance Sheet Arrangements	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DIRECTORS AND EXECUTIVE OFFICERS	23
Board Meetings and Committees	24
Scientific Advisors	24
Legal Proceedings	24
Certain Relationships and Related Transactions	25
EXECUTIVE COMPENSATION	26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER TRANSACTIONS	27
Item 3.02 Unregistered Sale of Equity Securities	28

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SUMMARY

Anavex Life Sciences Corp. was incorporated in the State of Nevada on January 24, 2004 originally under the name of Thrifty Printing Inc. January 25, 2007, we completed a merger with our subsidiary, Anavex Life Sciences Corp. As a result, we have changed our name from “Thrifty Printing Inc.” to “Anavex Life Sciences Corp.” We changed the name of our company to better reflect the new direction and business of our company. On January 31, 2006, Anavex Life Sciences Corp. purchased from Dr. Alexandre Vamvakides intellectual property owned by Dr. Vamvakides for the research and development of new drug compounds, including three patents and one patent application.

Anavex Life Sciences Corp. is a development stage, biotechnology research and development company involved in research and development, through our three patents and one patent application and possibly further intellectual property that we may acquire or develop, of novel drug targets for the treatment of cancer and diseases of the central nervous system.

RISK FACTORS

Shares of our common stock are considered very speculative during the development stage of our new business operations. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may also impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Prospective investors should consider carefully the risk factors set out below.

Risks Related to the Business of Anavex Life Sciences Corp.

We have no operating history in our current business. If we fail to obtain the capital necessary to fund our operations, our financial results and financial condition will be adversely affected and we will have to delay or terminate some or all of our research and development plans.

We have a history of losses and no operating history in our new business. We expect to continue to incur losses for the foreseeable future and will have to raise substantial cash to fund our planned operations. The amount of additional capital we will need depends on many factors, including:

•	the progress, timing, scope and success or failure of our non-clinical studies and clinical trials;
•	the time and cost necessary to obtain any regulatory approvals;
•	the time and cost necessary to respond to technological and market developments; and
•

any changes made or new developments in our existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that we may establish.

Moreover, our fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because we expect to enter into:

•	additional licenses and collaborative agreements;
•	additional contracts for consulting, maintenance and administrative services; and
•	additional financing facilities.

Our current funds will not be sufficient to meet our operating and capital requirements. We intend to sell equity or debt securities to raise additional funds in order to complete our research and development efforts. The sale of additional securities may result in additional dilution to our stockholders. Furthermore, additional financing may not be available in amounts or on terms satisfactory to us or at all. We may be unable to raise additional financing when needed due to a variety of factors, including our financial condition, the status of our research and development programs, and the general condition of the financial markets.  If we fail to raise additional financing as we need it, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

We are an early development stage biotechnology research and development company and may never be able to successfully develop marketable products. We have no relevant operating history upon which an evaluation of our performance and prospects can be made.

We are an early development stage company and have not generated any revenues to date and have no operating history. All of our potential drug compounds are in the concept stage and have not undergone significant testing in non-clinical studies or in clinical trials. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our potential drug compounds will ever be approved for sales to pharmaceutical companies or generate commercial revenues. We have no relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of potential drug compounds either in non-clinical testing or in clinical trials, failure to establish business relationships and competitive disadvantages as against larger and more established companies.

Even if we are able to develop our potential drug compounds, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which will adversely affect our financial results and financial condition and we will have to delay or terminate some or all of our research and development plans and we may be forced to cease operations.

All of our potential drug compounds will require extensive additional research and development, including non-clinical testing and clinical trials, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the potential drug compounds we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our potential drug compounds. These include:

•	the possibility that non-clinical testing or clinical trials may show that our potential drug compounds are ineffective and/or cause harmful side effects;
•	our potential drug compounds may prove to be too expensive to manufacture or administer to patients;
•	our potential drug compounds may fail to receive necessary regulatory approvals from the United States Food and Drug Administration or foreign regulatory authorities in a timely manner, or at all ;
•	even if our potential drug compounds are approved, we may not be able to produce them in commercial quantities or at reasonable costs;
•	even if our potential drug compounds are approved, they may not achieve commercial acceptance;
•	regulatory or governmental authorities may apply restrictions to any of our potential drug compounds, which could adversely affect their commercial success; and
•	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our potential drug compounds.

If we fail to develop our potential drug compounds, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research and development plans and may be forced to cease operations.

Our research and development plans will require substantial additional future funding which could impact our operational and financial condition. Without the required additional funds, we will likely cease operations.

It will take several years before we are able to develop marketable potential drug compounds, if at all. Our research and development plans will require substantial additional capital, arising from costs to:

•	conduct research, non-clinical testing and human studies;
•	establish pilot scale and commercial scale manufacturing processes and facilities; and
•	establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;
•	the scope and results of preclinical testing and human studies;
•	the time and costs involved in obtaining regulatory approvals;
•	the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
•	competing technological and market developments;
•	our ability to establish additional collaborations;
•	changes in our existing collaborations;
•	the cost of manufacturing scale-up; and
•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further research and development of our drug product programs, sell some or all of our intellectual property, merge with another entity or cease operations.

If we fail to demonstrate efficacy in our non-clinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our research and development efforts will be greatly dependent upon our ability to demonstrate potential drug compound efficacy in non-clinical studies, as well as in clinical trials. Non-clinical studies involve testing potential drug compounds in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain non-clinical data reveals potential safety issues or the results are inconsistent with an expectation of the potential drug compound’s efficacy in humans, the regulatory agencies may require additional more rigorous testing, before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our potential drug compounds if, in the judgment of our management and advisors, the non-clinical test results do not support further development.

Moreover, success in non-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and non-clinical testing. The clinical trial process may fail to demonstrate that our potential drug compounds are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug candidate and may delay development of other potential drug compounds. Any delay in, or termination of, our non-clinical testing or clinical trials will delay the filing of an Investigational New Drug application and New Drug Application with the FDA and, ultimately, our ability to commercialize our potential drug compounds and generate product revenues. In addition, our clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. See page 22 for further discussion about government regulations of the biotechnology industry.

Following successful non-clinical testing, potential drug compounds will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From the first human trial through product approval can take many years and 10-12 years is not unusual.

If any of our future clinical development potential drug compounds become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the potential drug compounds, even if not justified;
•	unexpected side-effects;
•	regulatory proceedings subjecting the potential drug compounds to potential recall;
•	publicity affecting doctor prescription or patient use of the potential drug compounds;
•	pressure from competitive products; or
•	introduction of more effective treatments;

our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs.

Each clinical phase is designed to test attributes of the drug and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of key scientific collaborators, our revenue, growth and profitability will likely be limited, which would have a material adverse effect on our business, prospects, financial condition and operating results.

We will need to establish relationships with leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. We have not yet established a Scientific Advisory Board. Additionally, although in discussion, there is no assurance that our current research partners will continue to work with us or that we will be able to attract additional research partners. If we are not able to establish scientific relationships to assist in our research and development, we may not be able to successfully develop our potential drug compounds.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in developing our potential drug compounds and receive regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

•

If our competitors receive regulatory approvals for and begin marketing similar products in the United States, the European Union, Japan and other territories before we do, greater awareness of their products as compared to ours will cause our competitive position to suffer;

•

Information from our competitors or the academic community indicating that current products or new products are more effective than our future products could be, if and when they are generated, impede our market penetration or decrease our future market share; and,

•	The price for our future products, as well as pricing decisions by our competitors, may have an effect on our revenues.

None of our potential drug compounds may reach the commercial market for a number of reasons and our business may fail.

Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drug compounds that we can commercialize. It is possible that our potential drug compounds may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during non-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain potential drug compounds cannot be manufactured at a commercial scale and, therefore, they may not be economical to produce. Our potential drug compounds could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. Furthermore, we do not expect our potential drug compounds to be commercially available for a number of years, if at all. If none of our potential drug compounds reach the commercial market, our business will likely fail and investors will lose all of their investment in our company.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our potential drug compounds, then our technologies and future potential drug compounds may be rendered less competitive.

We face significant competition from industry participants that are pursuing similar technologies that we are pursuing and are developing pharmaceutical products that are competitive with our potential drug compounds. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our potential drug compounds becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, non-clinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in non-clinical and clinical testing and contract research organizations to conduct and manage non-clinical and clinical studies. If we engage these organizations to help us with our non-clinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform non-clinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any of our potential drug compounds. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our potential drug compounds.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to research and develop our potential drug compounds.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. Collaborations include contracting with academic research institutions for the performance of specific scientific testing. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our potential drug compounds. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products and to develop and expand our product pipeline.

The use of any of our potential drug compounds in clinical trials may expose us to liability claims, which may cost us a significant amounts of money to defend against or pay out, causing our business to suffer.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our potential drug compounds. We currently do not have any potential drug compounds in clinical trials, however, when any of our potential drug compounds enter into clinical trials or become marketed products they could potentially harm people or allegedly harm people and we may be subject to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. The insurance against, defense or payment of liabilities could cost us significant amounts of money to defend against or pay out, causing our business to suffer.

The patent positions of biopharmaceutical products are complex and uncertain and we may not be able to protect our patented or other intellectual property. If we cannot protect this property, we may be prevented from using it or our competitors may use it and our business could suffer significant harm. Also, the time and money we spend on acquiring and enforcing patents and other intellectual property will reduce the time and money we have available for our research and development, possibly resulting in a slow down or cessation of our research and development.

We own three patents and one patent application related to certain of our potential drug compounds. However, these patents and patent application do not ensure the protection of our intellectual property for a number of reasons, including the following:

•	We do not know whether our patent application will result in an issued patent;
•	Our patents and patent application are registered in the Greek National Office of Industrial Property and do not offer us protection for our patents and patent application outside of Europe;
•

Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patents and patent applications. Competitors may also contest our patents and patent application, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents and patent application are not valid for a number of reasons. If a court agrees, we would lose that patents or patent application. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

•

Because of the time, money and effort involved in obtaining and enforcing patents, our management may spend less time and resources on developing potential drug compounds than they otherwise would, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.
•

In addition, competitors also seek patent protection for their inventions. Due to the number of patents in our field, we cannot be certain that we do not infringe on existing patents or that we will not infringe on patents granted in the future. If a patent holder believes our potential drug compound infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their patent, we would face a number of issues which could cause a slow down or cessation of our research and development , including the following:

•	Defending a lawsuit takes significant time and can be very expensive.

•              If the court decides that our potential drug compound infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.

•              The court may prohibit us from selling or licensing the potential drug compound unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

•              Redesigning our potential drug compounds so that they do not infringe on other patents may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling potential drug compounds requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or potential drug compounds developed in collaboration with other parties.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards. New legislation or regulations such as Section 404 of the Sarbanes-Oxley Act of 2002 follow the trend of imposing stricter corporate governance and financial reporting standards have led to an increase in our costs of compliance including increases in consulting, auditing and legal fees. The new rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in law.

Risks Related to Our Common Stock

To date, we have only a very limited public trading market for our common stock and if an established market for our common stock does not develop, our investors maybe unable to sell their shares. Also, as we are a development stage company, market fluctuations may negatively affect the market price of our common stock.

There is currently only a very limited public trading market for our common stock and an established market may not develop or be sustained. Shares of our common stock are eligible for quotation on the National Association of Securities Dealers Inc.’s Over-the-Counter Bulletin Board but there has been only limited trading of our common stock. We cannot provide our investors with any assurance that an established public trading market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If an established public trading market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If an established public trading market for our common stock does, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, our ability or perceived ability to reach corporate milestones, general market conditions and other factors.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of development stage companies. As we are a development stage company, such fluctuations may negatively affect the market price of our common stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock. Any return on investment will have to come from an increase in the stock price.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock. Any return on an investor’s investment in our company will have to come from an increase in the stock price.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NASD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our stock price will likely be volatile, and an investment in our stock could suffer a decline in value.

The market price of our common stock will fluctuate due to factors including:

•	progress of our potential drug compounds through the regulatory process;
•	results of non-clinical studies and clinical trials, announcements of technological innovations or new products by us or our competitors;
•	government regulatory action affecting our potential drug compounds or our competitors’ drug products in both the United States and foreign countries;
•	developments or disputes concerning patent or proprietary rights;
•	general market conditions and fluctuations for the emerging growth biotechnology and pharmaceutical market sectors;
•	economic conditions and broad market fluctuations in the United States or abroad; and
•	actual or anticipated fluctuations in our operating results.

DESCRIPTION OF OUR BUSINESS

Corporate Overview and History

Our company was incorporated in the State of Nevada on January 23, 2004, originally under the name Thrifty Printing Inc. Our principal executive and head offices are currently located at 101-4837 Canyon Ridge Crescent, Kelowna B.C..

Since our inception on January 23, 2004, we have been a development stage company carrying on our business of developing an on-line photofinishing service through our website.

We had been developing our website, http://www.kingford.net/index.asp, as an online photo community for both digital camera and conventional film photographers. Our planned service was to process pictures that had been converted from regular to digital film and deliver them to our customers, usually within five business days. We made an agreement with GL Photo Processing Corp., a professional photo lab, to develop and deliver digital prints to customers pursuant to the terms of the agreement. We were able to accepted Mastercard or Visa payments from our customers via our website and we only intended to take order from within Canada and the United States. We also had begun to build a retail network in Alberta and California through dealer agreements with corner stores. We had entered into such agreements with six corner stores in Calgary, Alberta, and we intended to enter into additional agreements in the Calgary and San Francisco areas. Under each dealer's agreement we agreed to give corner stores in our dealer network discounted prices compared to the prices charged to customers via the Company's website. Each dealer's agreement has a term of five years. We did not receive any orders from these corner stores. We also have not received orders via our website. Therefore, management has concluded that the business of providing on-line photofinishing services is not worth continuing.

We plan to terminate all of our outstanding agreements whose terms have not expired. We do not anticipate that there will be any costs to the company associated with our termination of these agreements because no orders have been made and no minimum levels of business or any payments have been promised by us.

Management has evaluated the business plan of the company and found a new opportunity and direction for the company. On January 31, 2007, we acquired three patents and one patent application from the inventor and former owner, Dr. Alexandre Vamvakides. We are now engaged in the research and development of novel drug targets for the treatment of cancer and diseases of the central nervous system. The patents and patent application are registered in the Greek National Office of Industrial Property. The patent application was made on January 17, 2007. The written descriptions of the patent and the patent application are attached as exhibits to this form.

Our Current Business

With the completion of the patent and patent application acquisition on January 31, 2007, we acquired all rights to three patents and one patent application as well as all inventions described in those patents and eight compounds that are in the pre-clinical stage and which are derivatives of the patents and patent application that we acquired.

With this acquisition, we changed our business model to the research and development, through our patents and patent application, and possibly new intellectual property that we will acquire or develop, of novel drug targets for the treatment of cancer and diseases of the central nervous system.

We have agreed with Dr. Vamvakides that we will invest at least $200,000 every year in scientific research and development of our patents and patent application. Furthermore, we have agreed to hire Dr. Vamvakides on a full-time basis as a consultant and our Chief Scientific Officer to carry out our research and development program. His obligations are to conduct, overview and coordinate all technical and scientific work on the patents and patent application. According to our agreement with Dr. Vamvakides, all improvements and products from the patents and patent application resulting from the research and development will belong to us.

We intend, through the direction of Dr. Vamvakides, to contract with researchers and laboratories for the conduct of specific research and reports. Then Dr. Vamvakides will evaluate the data received and set out and execute the next stage of research and development until he has isolated one or more compounds and taken them through the required stages of testing. Then, we will offer such compounds to pharmaceutical companies for them to further develop these compounds to the next stage for inclusion in particular drugs. So far, we have eight compounds that are currently at the preclinical stage. We intend to begin clinical phase trials on some if not all of these compounds by the end of 2007. We also intend to begin work on other compounds, which are currently at different stages of early development, in 2007.

The Market

The two areas where we believe our compounds may most likely be useful, is in drugs for the treatment of diseases of the central nervous system and cancer.

Diseases of the Central Nervous System

We expect that the market for treatments for diseases of the central nervous system will grow over the next decade. We believe that this expansion will be driven by the introduction of new technologies and products which will be developed as a result of a clearer understanding of the underlying biochemical mechanisms that cause neurological disorders. This enhanced understanding has led, and will continue to lead to the development of rationally designed drugs specifically targeted to the neuropharmacological mechanisms responsible for central nervous system disorders.

The market for treatments for diseases of the central nervous system is expected to be the fastest growing disease area over the next two decades for two main reasons:

•	Improved patient and physician awareness of central nervous system disorders;
•	A better understanding of the neuropharmacological mechanisms underlying those disorders.

Central nervous system disorders are a broader group of diseases than either cancer or Cardiovascular Disease. They include many of the classic diseases of old age (Parkinson’s and Alzheimer’s are two examples.) Central nervous system disorders also include psychiatric disorders such as depression and schizophrenia. Diseases of the peripheral nervous system such as multiple sclerosis (MS) are also central nervous system disorders. Central nervous system disorders vary greatly in their severity, both from one patient to another and from one disease to another.

Depression

Depression

AD

2004

2010

AD

CNS(1) Market Segmentation

Global Market Segmentation for the 7 major CNS indications based on their global sales forecast. However, according to other reports and our own research the Alzheimer’s Market share is expected to take over a larger percentage of the CNS Market by 2010, due to the large number of innovative drugs in late stages of development.

(1)Central Nervous System

Source: Business Insights Ltd (2005)

Epilepsy

Epilepsy

Even though, the Alzheimer’s disease market share valued at $2,719 million in 2004 may seem small compared to the other CNS indications, it exhibits continuously rising levels of sales growth, despite the lack of efficacy that currently available compounds possess. The market features only two major classes of treatments, low number of major brands and increasing patient population leading to an unprecedented opportunity for market penetration.

The depression market is dominated by a large number of blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition. The need for innovation is evident as demonstrated by the low sales growth rates, creating at the same time opportunities that will dramatically change the depression market.

The epilepsy market features two classes of drugs, older traditional Anti Epileptic Drugs (AEDs) and second generation AEDs, with the former marketed before 1980, and the latter class marketed in the early 1990s is developed through intelligent synthetic design techniques and are currently the driving force of the market. However, second generation anti-convulsants offer limited benefits in terms of efficacy over traditional anti-convulsants but confer benefits in terms of side effects and dosing. Because epilepsy afflicts sufferers in several different ways, there is considerable need for an array of drugs that can be used in combination with both traditional AEDs and other second generations AEDs that can confer efficacious treatment to the widest range of epilepsy sufferers. Furthermore, with additional benefits in supplementary indications such as migraine prophylaxis, bipolar disorder and neuropathic pain, second-generation AEDs have greatly expanded the potential of the market for epilepsy treatments, and as such are the driving force behind sales.

Cancer

Cancer is the second leading cause of death by disease, following heart disease, in our society. There are many treatment methods but none of them are as highly effective with a high percentage of success as most doctors and patients would like to see. The market for a patented compound that would be used in a more effective and successful treatment of cancer would be significant. We do not have an estimate in dollar range because our potential products are at such an early stage of development that it would be meaningless at this point. However, we do believe that a strong market does exist for a compound that has the potential to improve the treatment of one or more types of cancer.

The Market In General

Pharmaceutical companies provide remedies and treatments for central nervous system diseases and cancer. We believe that as these technologies are developed and to the extent they are approved, the central nervous system diseases and cancer drug market will expand, as new therapeutics become available for currently unmet needs. We hope to develop compounds to market to Pharmaceutical companies for use in any of these treatment methods.

Three approaches are primarily used to treat central nervous system diseases and cancer:

•	Neurosurgery or invasive techniques.
•	Pharmacological techniques, including drugs.
•	Physiologically based techniques, such as transcytosis.

Invasive techniques include bone marrow transplants or implants of polymers with drugs imbedded in the material for slow release. These implants extend from the skull surface to deep into brain tissue sites and use a permeation enhancer. Mannitol induced osmotic shock that creates leaks in the blood-brain barrier allowing intravenous administered chemotherapeutics into the brain is used in the treatment of brain tumors, but is not appropriate for administration of drugs for chronic therapies. Companies active in developing treatments based on these invasive technologies include Alza Corporation, Ethypharm, Guilford Pharmaceuticals, Medtronic Inc., Neurotech, and Sumitomo Pharmaceutical.

Other invasive procedures utilize catheter-based delivery of the drug directly into the brain. This technique has proven useful in the treatment of brain tumors, but is not successful in distributing drugs throughout the entire brain. Amgen, Inc. recently had clinical trials for the treatment of Parkinson’s Disease using intrathecal delivery through the use of various catheter/pump techniques. In the trials conducted by Amgen, Inc., improvements were found in cells at various distances from the end of the catheter, but improvements were not seen uniformly throughout the brain.

The physiological route is a popular approach to cross the blood-brain barrier via lipid mediated free diffusion or by facilitated transport. This is the most common strategy used for the development of new neuropharmaceuticals, but has experienced limited success as it requires that the drug have sufficient lipophilic or fat-soluble properties so that it can pass through lipid membranes. Unfortunately, the current method of delivery by this route is nonspecific to the brain and side effects are common since most organs are exposed to the drug. Furthermore, many of the potential lipophilic therapeutic molecules are substrates for the blood-brain barrier’s multi-drug resistant proteins, which actively transport the therapeutic agent back into the blood. Consequently, large doses need to be used so that sufficient amounts of the drug reach the brain. These high doses can result in significant side effects as the drug is delivered to essentially all tissues of the body, which is extremely inefficient as seen with most anticancer drugs and many of the new central nervous system medications.

Companies and organizations that are developing treatments based on various physiological approaches include Angiochem, Axonyx, AramaGen Technology, Synt:em, to-BBB, Xenoport Inc., Oregon Health and Science University Neuro-oncology, Xenova Group Ltd., d-Pharm, Neurochem Inc., and Vasogen Inc.

We believe that as these technologies are developed and to the extent they are approved, the central nervous system diseases and cancer drug market will expand, as new therapeutics become available for currently unmet needs. We hope to develop compounds that can be used in any of these treatment methods.

Competition

Our competition is other biomedical development companies that are also trying to discover compounds to be used in the treatment of central nervous system diseases and cancer. Our research and development is highly speculative and we may never discover or develop any compounds that we are capable of selling to pharmaceutical companies for inclusion in their treatments of central nervous system diseases and cancer.

We want to caution our investors that most of our competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval, and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors will be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to acquire funding to par for our research and development. To continue to acquire funding for our research and development, we will likely have to show progress toward our goals and will eventually be expected to develop a compound that will be purchased by a pharmaceutical company.

Rapid technological development, as well as new scientific developments, may result in our compounds becoming obsolete before we can recover any of the expenses incurred to develop them.

Research and Development

We are a research and development company and we plan to focus our efforts in research and development, through our three patents and one patent application, and possibly further intellectual property that we acquire, of novel drug targets for the treatment of cancer and diseases of the central nervous system. Please see the Plan of Operations section beginning on page 27 for our planned research and development activities in the next twelve months.

Government Regulations of the Biotechnology Industry

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture, and expected marketing of our potential drug compounds and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any potential drug compounds developed. We anticipate that all of our potential drug compounds will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous non-clinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any potential drug compounds developed by us, our ability to receive product revenues, and our liquidity and capital resources.

The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

•	non-clinical laboratory tests, non-clinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;
•	adequate and well-controlled clinical trials to establish the safety and efficacy of the drug;
•	the submission of a new drug application or biologic license application to the FDA; and
•	FDA review and approval of the new drug application or biologics license application.

Non-clinical tests include laboratory evaluation of potential drug compound chemistry, formulation and toxicity, as well as animal studies. The results of non-clinical testing are submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigational new drug application is required prior to commencement of clinical testing in humans. At any time during the 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay the development of our potential drug compounds. Moreover, positive results of non-clinical tests will not necessarily indicate positive results in subsequent clinical trials. The FDA may require additional animal testing after an initial investigational new drug application is approved and prior to Phase III trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics, and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to assess the efficacy of the drug in specific, targeted indications; assess dosage tolerance and optimal dosage; and identify possible adverse effects and safety risks.

If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

After successful completion of the required clinical trials, a new drug application is generally submitted. The FDA may request additional information before accepting the new drug application for filing, in which case the new drug application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the new drug application and responds to the applicant. The FDA’s requests for additional information or clarification often significantly extend the review process. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation, and recommendation as to whether the new drug application should be approved, although the FDA is not bound by the recommendation of an advisory committee.

If the FDA evaluations of the application and the manufacturing facilities are favorable, the FDA may issue an approval letter or an “approvable” letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the new drug application or issue a “not approvable” letter outlining the deficiencies in the submission and often requiring additional testing or information.

The Food and Drug Administration’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the United States. We anticipate that certain neurodegenerative diseases which could potentially be treated using our technology could qualify for fast track review under these revised guidelines.

Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. The FDA considered evidence of partial tumor shrinkage, while often part of the data relied on for approval was insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA’s revised policy, which became effective in 1998, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other clinical outcomes for approval. This revised policy is intended to facilitate the study of solid tumor therapies and shorten the total time for marketing approvals. We intend to take advantage of this policy; however, it is too early to tell what effect, if any, these provisions may have on the approval of our potential drug compounds.

Sales outside the United States of potential drug compounds we develop will also be subject to foreign regulatory requirements governing human clinical trials and marketing for drugs. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a potential drug compound for sale in the United States, the potential drug compound may be exported for sale outside of the United States, only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.

We are also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Intellectual Property

On January 31, 2007, we purchased from Dr. Vamvakides the intellectual property owned by Dr. Vamvakides for the research and development of new drug formulations or components, including three patents and one patent application. Specifically, patent applications, trademarks and licenses acquired from Dr. Vamvakides consist of:

PATENTS
Title of Application/ Patent No./Jurisdiction	Filing/ Issue/ Expiration	Claims
Patent No. 1002616/Greece	February 21, 1996/ February 20, 1997/ February 20, 2017

Invention related to the synthesis and the method of synthesis of molecules of a novel formula. This method is to be applied for the obtention of anticonvulsant, antidepressant and nootropic pharmaceuticals.

Patent No. 1004208/Greece	October 15, 2001/ April 4, 2003/ April 4, 2023

Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, with synergic sigma/muscarinic (neuroactivating) and sigma/sodium channel (neuroprotective) components, as prototypical activating – neuroprotectors and neuroregenerative drugs

Patent No. 1004868/Greece	April 22, 2003/ April 26, 2005/ April 26, 2025	Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, ortho-and allo-sterically operating, as prototypical neuromodulating and neuroregenerative drugs
Patent Application No. 20070100020/ Greece	January 17, 2007

New sigma (σ) receptor ligands with anti-apoptotic and/or pro-apoptotic properties over cellular biochemical mechanisms, with neuroprotective, anti-cancer, anti-metastatic and anti-(chronic) inflammatory action

We regard patents and other proprietary technology rights a key element in our goal of building a successful biomedical company. Accordingly, we plan to protect all of our key technology, inventions and improvements to our inventions by filing patent applications in a timely fashion. For those compounds or other inventions which we are able, we plan to seek patent protection in the United States, Canada, Japan, Western European countries and additional countries on a selective basis in order to protect inventions we regard as important to the development of our business. However, we note that filing and prosecuting patent applications are expensive processes and we have very limited financial resources.

Our proprietary technology is protected by a group of three patents and one patent application that is owned exclusively by us and filed with Greek National Office of Industrial Property. We also plan to acquire other patents and intellectual property for similar types of compounds.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. It has not been, but is now our intended policy to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors and other advisors to execute confidentiality agreements upon the commencement of employment, advisory, or consulting relationships with us. These agreements will provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances.

We also will commence to require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements will generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as our exclusive property. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Our patent position, like that of many biomedical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. Much of our intellectual property is still only filed with the Greek National Office of Industrial Property and we plan to file additional patent applications in Canada and the U.S. for further inventions. We may not be successful in obtaining critical claims or in protecting our potential drug compounds or processes. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our potential drug compounds may infringe the patent rights of others.

Our success will also depend in part on our ability to commercialize our compounds without infringing the proprietary rights of others. We have not conducted extensive freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our compounds or other subject matter are claimed under other existing United States or other patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing all of our potential drug compounds based on our drug technology or the inability to proceed with the development, manufacture or sale of potential drug compounds requiring such licenses, which could have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our research and development of our technology.

Employees

We presently have three full time employees: Dr. Alexandre Vamvakides, our Chief Scientific Officer; Dr. Panos Kontzalis, our Chief Executive Officer; and, Harvey Lalach, our President, Chief Financial Officer and Secretary. However, we have not yet worked out our employment agreement with them. We intend to hire three to four further employees over the next twelve months. We expect Dr. Vamvakides to contract with scientists and research laboratories in order to accomplish our research objectives.

DESCRIPTION OF PROPERTY

Our current address is 101-4837 Canyon Ridge Crescent, Kelowna, British Columbia, Canada and it is for the receipt of mail only. We do not currently have an office space. We intend to open an office in Europe but we have not yet negotiated or signed a lease.

LEGAL PROCEEDINGS

We are not a party to, or the subject of, any pending legal proceeding. We are not aware of any proceeding being contemplated by a governmental authority.

PLAN OF OPERATIONS

Overview

This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Our management has decided to abandon the business of developing an online photo finishing services and plans to become engaged in the business of the research and development, through our three patents and one patent application, and possibly further intellectual property that we acquire, of novel drug targets for the treatment of cancer and diseases of the central nervous system. On January 31, 2007, we completed the acquisition of three patents and one patent application from Dr. Vamvakides and we appointed him as our full time Chief Scientific Officer and director to supervise and determine our research and development program.

Over the next twelve months, we plan to begin our research and development activities on our three patents and one patent application and related compounds to determine which compounds, if any, are ready for the next stage of research, be it pre-clinical or clinical trials. Prior to accomplishing that, Dr. Alexandre Vamvakides must find and contract with the appropriate scientists and research laboratories for the conduct of the required research.

Capital Resource Requirements

For the next 12 months we plan to expend a total of approximately $5,595,000 in implementing our operation plan of researching and developing our three patents and one patent application , the related compounds and any further intellectual property we may acquire. Specifically, we estimate our operating expenses and working capital requirements for the next twelve months to be as follows:

Estimated Expenses for the Next Twelve Months

Research and Development Activities	4,500,000
Officer and Employee Compensation	500,000
Sales and Marketing	75,000
Legal, Accounting and Professional Fees	120,000
General and Administrative	400,000

Total	$5,595,000

Research and Development Activities

We plan to conduct further research and development on our three patents and one patent application and the related compounds over the next 12 months. We plan to conduct research and development activities through engaging contract research individuals and organizations. We will also incur costs for innovative new drug applications to regulatory bodies, patent legal fees and consulting and collaborating fees. We anticipate our research and development costs for the next 12 months will be approximately $4,500,000.

Officer and Employee Compensation

We have hired three executive officers including a President, a Chief Executive Officer and a Chief Scientific Officer. We also expect to hire three to four new employees over the next twelve months to assist in product research, strategic planning and business development. We anticipate we may spend up to approximately $500,000 in officer and employee compensation during the next 12 months.

General Administration

We anticipate spending approximately $400,000 on general and administration costs in the next twelve months. These costs will consist primarily of rent and facility support expenses as well as finance and administrative support compensation but excluding legal fees and auditor’s fees.

Contractual Obligations with Dr. Vamvakides

Under the purchase agreement we entered into with Dr. Vamvakides for the purchase of the three patents and one patent application, we are obligated to make certain payments. In consideration for the rights to the patents and the patent application, we agreed to invest at least $200,000 every fiscal year into scientific research into the development of the patents, patent application and compounds or other inventions derived they lead to. Furthermore, we agreed to hire the inventor, Dr. Vamvakides, on a full-time basis as a consultant and our Chief Scientific Officer to carry out our research and development program. His obligations are to conduct, overview and coordinate all technical and scientific work on the patents and patent application. For this work, Dr. Vamvakides, will receive $6,000 per month from us. We also will pay Dr. Vamvakides 6% of any net income we earn from the exploitation of the patents and patent application. Further, we have agreed to pay Dr. Vamvakides a one-time payment of $72,000 by December 31, 2007.

According to the agreement, all improvements and products from the patents and patent application resulting from the research and development will belong to us.

For further details of our contractual obligations under the asset purchase agreement we entered into with Dr. Vamvakides, please see the agreement between Anavex Life Sciences Corp. and Dr. Vamvakides dated January 31, 2006, attached to this current report as an exhibit.

We anticipate that we will not be able to generate revenues until we further develop our compound candidates and market them to pharmaceutical companies, which could take up to several years or more. Our company will not likely generate cash flow sufficient to meet our capital expenditure requirements for many years to come, if ever. We will require additional monies during the next 12 month period to execute our business plan. We plan to obtain this additional money through the sale of our equity securities or through borrowing the money from existing shareholders or third parties.

It is possible that we may not be able to obtain funds required for our continued operation through the sale of our equity securities or through borrowing the money from existing shareholders or third parties. The additional financing we seek may not be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing and the eventual success of our research and development program in discovering and developing a compound to the point where it can be marketed to pharmaceutical companies. Then, we will be dependant on the market acceptance of any product we may offer and the continuing successful development of our product offerings and related technologies. Finally, we will be required to achieve a profitable level of operations. However, these steps are a long way off for our company at its present stage and we must focus for the time being on raising funds and conducting our planned research and development. Because we intend to raise the additional funds through the sale of our equity securities, the issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Recent Private Placements

During the period ended September 30, 2004, our company issued 462,500 (pre-split) shares of common stock at $0.02 per share for $9,250 to Yang Wu and Pei Run Wu, the directors of our company.

During the year ended September 30, 2005, our company issued 1,200,000 (pre-split) shares of common stock at $0.02 per share to Yang Wu and Pei Run Wu, the directors of our company for $24,000.

On May 24, 2006, our sole director approved a six (6) for one (1) forward split of the authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock to 150,000,000 shares of common stock and correspondingly the issued and outstanding capital increased from 3,200,000 shares of common stock to 19,200,000 shares of common stock.

Off-Balance Sheet Arrangements

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock known by us to be owned beneficially as of January 31, 2007 and the date hereof by: (i) each person (including any group) that owns more than 5% of any class of the voting securities of our company; (ii) each director and officer of our company; and (iii) directors and officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown. The address for all directors and officers, unless otherwise indicated, is c/o Anavex Life Sciences Corp., 101-4837 Canyon Ridge Crescent, Kelowna B.C., V1W 4A1..

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Owner	Percent of Class (1) (2)
Harvey Lalach President and Director	Common Stock	600,000	3%
Dr. Panos Kontzalis, Chief Executive Officer and Director	Common Stock	0	*
Dr. Alexandre Vamvakides, Chief Scientific Officer and Director	Common Stock	0	*
Athanasios Skarpelos	Common Stock	9,375,000	48.8%
Directors and Officers (as a group; five individuals)	Common Stock		3%

(1) Regulation S-B under the Exchange Act, defines a beneficial owner of a security as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on January 31, 2007, and the date of this Current Report.

(2) Based upon 19,200,000 issued and outstanding shares of common stock as of January 31, 2007 and as of the date of this Current Report.

* Represents less than 1%

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers and directors:

Name	Age	Position with Our Company	Served as a Director and Officer Since
Harvey Lalach	41	President, Chief Financial Officer, Secretary and Director	April 25, 2006
Dr. Panos Kontzalis	61	Chief Executive Officer and Director	January 25, 2007
Dr. Alexandre Vamvakides	62	Chief Scientific Officer and Director	January 31, 2007

Harvey Lalach, President and Director

Mr. Lalach serves as our President, our Chief Financial Officer, Secretary and director. Mr. Lalach served as President, Chief Executive Officer and Director for a public Oil and Gas exploration and development company based out of Calgary, Alberta from September, 2002 to September 2005. Mr. Lalach has also been involved in a number of small start-up companies as well as reorganization of previously run companies. He has extensive experience in the management and administration of listed public companies.

Mr. Lalach currently spends approximately 40 hours per week providing services to our company, which represents approximately 90% of his working hours.

Dr. Panos Kontzalis, Chief Executive Officer and Director

On January 25, 2007, we appointed Dr. Panos Kontzalis as our Chief Executive Officerchief executive officer and to our board of directors.

Dr. Kontzalis brings over 38 years of extensive and solid experience in the pharmaceutical sector. For the past 18 years he held various senior positions at Novartis Pharma, AG in Basel, Switzerland, starting as a Market and Business Analyst for CNS portfolio, moving to Group Market and Business Analyst for transplantation, dermatology, rheumatology and cardiovascular portfolio, Market Research and Competitive Intelligence Manager for transplantation, immunology and oncology. He was appointed Head of Global Market Research in 1998, Global Sales Forecasting Manager in 1999, Deputy Head of Global Sales Forecasting in 2003 and Head of Global Sales Forecasting Operations until 2006.

Dr. Alexandre Vamvakides, Chief Scientific Officer and Director

Prior to joining our company, Dr. Vamvakides has spent thirty years in research focusing on the therapeutic/pharmacological areas of nootropes, anti-neurodegenerative (anti-Alzheimer), antiepileptic, antidepressive, and prototype molecules. During his career, Dr. Vamvakides has been published over 80 times in highly respected Medical/Scientific journals. In the past 30 years, Dr. Vamvakides has pioneered his expertise at the Institut National de la

Sante et de la Recherche Medicale (INSERM) in Paris France, at the University of Athens (Greece) as well as at Chropi Pharmaceuticals (Piraeus, Greece), Ciba-Geigy (Basel, Switzerland) and Sanofi (Montpellier, France) for the development of new concepts in the aforementioned therapeutic/pharmacological areas.

Dr. Vamvakides holds a M.Sc. in Chemistry from Bordeaux University, France, a M.Sc. in Pharmacology, a M.Sc. in Biochemistry and a Ph.D. in Molecular Pharmacology all from the University of Paris, Medical School.

Board Meetings and Committees

Our board of directors held no formal meetings during the year ended September 30, 2006. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporation Law and the by-laws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

We currently do not have standing audit, nominating or compensation committees, or committees performing similar functions. The board believes that it is not necessary to have a standing audit or compensation committees at this time because the functions of such committees are adequately performed by the entire board.

The board also is of the view that it is appropriate for us not to have a standing nominating committee because our current directors on the board have performed and will perform adequately the functions of a nominating committee. The directors on the board, who perform the functions of a nominating committee, are not independent because they are also officers of our company. The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers. We have not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors. We do not believe that a defined policy with regard to the consideration of candidates recommended by shareholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until its business operations are at a more advanced level. There are no specific, minimum qualifications that the board believes must be met by a candidate recommended by the board. The process of identifying and evaluating nominees for director typically begins with the board soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by the Board’s review of the candidates’ resumes and interview of candidates. Based on the information gathered, the Board then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

Scientific Advisors

We will arrange consulting agreements with a number of leading academic scientists and clinicians. These individuals will serve as key consultants with respect to our research and development plans and strategies. They will be distinguished scientists and clinicians with expertise in numerous scientific fields, including neurology, receptor biology and clinical drug testing. They also serve as important contacts for us throughout the broader scientific community.

We will retain each consultant according to the terms of a consulting agreement. Under such agreements, we will pay them a consulting fee and we also may issue options to some consultants under a future stock option plan to be adopted by our company. Our consultants are employed by institutions other than ours, and therefore may have commitments to, or consulting or advisory agreements with, other entities or academic institutions that may limit their availability to us.

Legal Proceedings

We are not aware of any legal proceedings in which any director or officer, any proposed director or officer or any owner of record or beneficial owner of more than 5% of any class of voting securities of our company, or any affiliate of any such director or officer, proposed director or officer or security holder, is a party adverse to our company or has a material interest adverse to our company.

Certain Relationships and Related Transactions

During the last two years and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;
(b)	any proposed director of officer of our company;
(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws):

During the period ended September 30, 2004, our company issued 462,500 (pre-split) shares of common stock at $0.02 per share for $9,250 to Yang Wu and Pei Run Wu, the directors of our company.

During the year ended September 30, 2005, our company issued 1,200,000 (pre-split) shares of common stock at $0.02 per share to Yang Wu and Pei Run Wu, the directors of our company for $24,000.

On May 24, 2006, our sole director approved a six (6) for one (1) forward split of the authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock to 150,000,000 shares of common stock and correspondingly the issued and outstanding capital increased from 3,200,000 shares of common stock to 19,200,000 shares of common stock.

In the year ended September 30, 2005, $ 9,500 was donated to the company by the directors in the form of $6,500 in management services that were not invoiced and $3,000 in free rent.

For the year ended September 30, 2006 $2,375 was donated to the company by the directors in the form of $1,625 in management services and $750 for free rent.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

To the best of our knowledge, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation paid or accrued to former and current officers during the fiscal years ended September 30, 2006, 2005 and 2004.

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Awards		Payouts	All Other Compen- sation ($)
					Restricted Stock Awards ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)
Yang Wu(1) former President, CEO and Director	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Pei Ru Wu(2) former COO and Director	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Harvey Lalach (3) President, CEO, CFO, Secretary and Director	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1) Yang Wu resigned from his positions CEO and President of our company on April 25, 2006 and he resigned his position as director of our company effective May 22, 2006.

(2) Pei Ru Wu resigned from his position as COO of our company on April 25, 2006 and he resigned his position as director of our company effective May 22, 2006.

(3) Harvey Lalach became President, CEO, CFO, Secretary and a director of our company on April 25, 2006.

We have not entered into any employment agreement or consulting agreement with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. In the future our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Option Grants in Last Fiscal Year

We have not granted any stock options since inception.

Compensation of Directors

None of our directors received director’s fees or other compensation in the fiscal year ended September 30, 2006.

We do not have any arrangements In place to compensate our current directors for their activities as directors.

Employment Contracts

We intend to negotiate and execute an employment contract with Dr. Alexandre Vamvakides, as our Chief Scientific Officer, as set out in our agreement with him but we have not, as yet, done so.

We intend to negotiate and execute an employment contract with Harvey Lalach, as our President , Chief Financial Officer and Secretary and Dr. Panos Kontzalis, as our Chief Executive Officer, but we have not, as yet, done so.

We intend to negotiate and execute an employment contract with Dr. Alexandre Vamvakides, as our Chief Scientific Officer, as set out in our agreement with him but we have not, as yet, done so.

We intend to negotiate and execute an employment contract with Harvey Lalach, as our President , Chief Financial Officer and Secretary and Dr. Panos Kontzalis, as our Chief Executive Officer, but we have not, as yet, done so.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER TRANSACTIONS

We are approved for quotation on the OTC Bulletin Board. On January 25, 2007, our trading symbol was changed to AVXL. To date, we have a very limited public market. Trades of our common stock have been sporadic and limited and constitutes only a limited public trading market.

We began trading on August 2 2006. The following quotations reflect the high and low bids for our common stock for the last two years, as reported on http://finance.yahoo.com, based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of our common stock for the periods indicated below are as follows:

Month	High	Low
July to September, 2006	$2.70	$2.00
October to Dec, 2006	$2.70	$2.55
January1 to February 6, 2007	$3.15	$2.65
January 2007(1)	$3.10	$3.10

There are no outstanding options or warrants to purchase, or securities convertible into, any of our common equity. We have no equity compensation plans.

Outstanding Shares and Shareholders of Record

At January 31, 2007, there were 19,200,000 shares of our common stock issued and outstanding. These shares were held by approximately 122 shareholders of record.

Dividends

We have not paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and any other factors that our board of directors deems relevant.

Securities Authorized For Issuance under Equity Compensation Plans

None

Item 3.02 Unregistered Sale of Equity Securities

During the period ended September 30, 2004, our company issued 462,500 (pre-split) shares of common stock at $0.02 per share for $9,250 to Yang Wu and Pei Run Wu, the directors of our company.

During the year ended September 30, 2005, our company issued 1,200,000 (pre-split) shares of common stock at $0.02 per share to Yang Wu and Pei Run Wu, the directors of our company for $24,000.

On May 24, 2006, our sole director approved a six (6) for one (1) forward split of the authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock to 150,000,000 shares of common stock and correspondingly the issued and outstanding capital increased from 3,200,000 shares of common stock to 19,200,000 shares of common stock.

Item 5.01 Change in Control of Registrant

Athanasios Skarpelos currently holds 9,375,000 of our common shares, which is approximately 48.8% of our issued and outstanding common shares. Mr. Skarpelos has agreed to sell 2,000,000 of his common shares in the capital stock of our company to Dr. Panos Kontzalis, our Chief Executive Officer and Director, for nominal consideration. Mr. Skarpelos has also agreed in principle to sell a further 3,500,000 of his shares in our company to officers nominated by the company in the future for nominal consideration. None of these transactions have yet been concluded. When these transactions are concluded, if Mr. Skarpelos does not otherwise sell his remaining shares in our company, he will have 3,875,000 of our common shares, which is approximately 20% of our issued and outstanding common shares. All of these shares will be purchased by the new owners with their own personal funds.

Item 5.06 Change in Shell Company Status

We have acquired the three patents and the patent application from Dr. Alexandre Vamvakides and we are now engaged in the business of the research and development, through our three patents and one patent application, and possibly further intellectual property that we acquire, of novel drug targets for the treatment of cancer and diseases of the central nervous system. We are no longer a “shell company” as defined in Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits

Not required

Exhibits

10.1	Agreement between Anavex Life Sciences Corp. and Dr. Alexandre Vamvakides, dated January 31, 2007.
10.2	Abstract of Disclosure of Greek Patent Number 1002616
10.3	Abstract of Disclosure of Greek Patent Number 1004208
10.4	Abstract of Disclosure of Greek Patent Number 1004868
10.5	Written description of Greek Patent Application Number 20070100020
99.1	Press Release dated January 31, 2007
99.1	Press Release dated February 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

By: /s/ Harvey Lalach

Harvey Lalach

President and Director

Date: February 6, 2007